UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 1, 2008

MEADOW VALLEY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	0-25428	88-0328443

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)
4602 East Thomas Road, Phoenix, Arizona 85018
(Address of Principal Executive Offices) (Zip Code)
(602) 437-5400
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
Item 9.01(d). Financial Statements and Exhibits
SIGNATURES
EX-99.1

Item 8.01. Other Events.
On December 1, 2008, Meadow Valley Corporation (“Meadow Valley”) received a letter from Phoenix Parent Corp. (“Investor”), an affiliate of Insight Equity I LP and a party to the Agreement and Plan of Merger (the “Merger Agreement”), dated July 28, 2008, among Meadow Valley, Investor and Phoenix Merger Sub, Inc., alleging that it believes that Meadow Valley may have suffered a Material Adverse Effect (as defined in the Merger Agreement) and that if such Material Adverse Effect exists prior to the closing of the merger such event could prevent the satisfaction of a condition to Investor’s obligation to close the merger. Investor believes a Material Adverse Effect may have arisen as a result of an alleged decrease in the fair market value of Meadow Valley in excess of $6.0 million since the date of the Merger Agreement. Although Meadow Valley believes it has not suffered a Material Adverse Effect, the Special Committee of the Board of Directors formed in connection with the merger has determined it is in the best interests of Meadow Valley’s stockholders to engage in discussions with Investor regarding such allegations to address the risk that Investor will terminate the Merger Agreement prior to closing. In the event Investor terminates the Merger Agreement prior to closing based on any such allegation, this could result in expensive and time-consuming litigation for both parties and the outcome of any such litigation is uncertain. Discussions between the parties could result in an amendment to the Merger Agreement and would be aimed at providing Meadow Valley and its stockholders with more certainty with respect to the closing of the merger. There is no assurance any such discussions will be successful. In the interim, the Merger Agreement remains in full force and effect and each of the parties thereto is proceeding on such basis.
Under the current terms of the Merger Agreement, if Investor breaches its covenant to consummate the merger, and Meadow Valley terminates the Merger Agreement on account of such breach, Meadow Valley believes that it will, as its sole and exclusive remedy, have the right to a reverse termination fee in an amount equal to 2.5% of the aggregate merger consideration, or approximately $1.5 million, plus reimbursement of certain expenses.  Under the current terms of the Merger Agreement, if Investor terminates the Merger Agreement on account of the alleged matter contained in its letter and prevails on its position, as its sole and exclusive remedy, Investor would be entitled to a termination fee in an amount equal to 4.5% of the aggregate merger consideration, or approximately $2.5 million, plus reimbursement of certain expenses.
Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business and its proposed acquisition by Investor based, in part, on assumptions made by management. These statements, including statements regarding the possible termination of the merger agreement and the prospect of amendments thereto, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such forward-looking statements speak only as of the date on which they are made and Meadow Valley does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required by law.
Additional Information and Where to Find It
In connection with the proposed transaction, a definitive proxy statement of Meadow Valley and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEADOW VALLEY AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other documents filed with the SEC containing information about Meadow Valley at http://www.sec.gov, the SEC’s free internet site. Free copies of Meadow Valley’s SEC filings are also available on Meadow Valley’s internet site at http://www.meadowvalley.com. Furthermore, investors may obtain free copies of Meadow Valley’s SEC filings by directing such request to Meadow Valley Corporation, Attn: Corporate Secretary, 4602 East Thomas Road, Phoenix, Arizona 85018 or by requesting the same via telephone at (602) 437-5400.

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Participants in the Solicitation
Meadow Valley and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Meadow Valley’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of Meadow Valley is included in its Annual Report on Form 10-K/A filed with the SEC on April 29, 2008. MORE DETAILED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS, AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITIES HOLDINGS OR OTHERWISE, WILL BE SET FORTH IN THE PROXY STATEMENT AND OTHER MATERIALS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION.
Item 9.01(d). Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of Meadow Valley Corporation, dated December 1, 2008.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 1, 2008

MEADOW VALLEY CORPORATION
By:	/s/ David D. Doty
David D. Doty
Chief Financial Officer

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